EXHIBIT (a)(2)(ii)

HICKOK INCORPORATED

(formerly THE HICKOK ELECTRICAL INSTRUMENT COMPANY)

OFFER TO PURCHASE FOR CASH

ALL CLASS A COMMON SHARES, $1.00 PAR VALUE,

HELD BY HOLDERS OF 99 OR FEWER SHARES

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE
SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THIS OFFER, PASSED
UPON THE MERITS OR FAIRNESS OF THIS OFFER OR PASSED UPON THE ADEQUACY OR
 ACCURACY OF THE DISCLOSURE IN THIS OFFER TO PURCHASE, AND ANY REFERENCE TO
 THE CONTRARY IS A CRIMINAL OFFENSE

Hickok Incorporated is offering to purchase for cash all of its common shares held by shareholders that own 99 or fewer Class A common shares as of the close of business on August 2, 2004, subject to the terms set forth in this offer to purchase and in the related Letter of Transmittal.

We will pay $10.00 per Class A common share properly tendered by an eligible shareholder. Payment will be made promptly after expiration of this offer.

THIS OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON SEPTEMBER 30, 2004, UNLESS EXTENDED. WE MAY EXTEND THIS OFFER AT ANY TIME.

If you are an eligible shareholder and would like to accept this offer, you must tender all of your Class A common shares in the manner described in this offer to purchase and in the related Letter of Transmittal. This offer is not conditioned on the receipt of any minimum number of tenders. PARTIAL TENDERS WILL NOT BE ACCEPTED. ONCE YOU TENDER YOUR SHARES, YOU MAY NOT WITHDRAW THEM FROM THE OFFER.

If, during or after completion of this offer, we have fewer than 300 shareholders of record, we intend to terminate the registration of our Class A common shares under the Securities Exchange Act of 1934 and become a private, non-reporting company. This means that we will no longer file periodic reports with the Securities and Exchange Commission, including, among other things, annual reports on Form 10-KSB and quarterly reports on Form 10-QSB, and we will not be subject to the SEC’s proxy rules.

If you have any questions regarding this offer, please contact Hickok at 1-800-342-5080, Extension 454, or ask for the Shareholder Offer Desk. If you would like additional copies of this document, please contact Hickok at 1-800-342-5080, Extension 454 or ask for the Shareholder Offer Desk and copies will be furnished to you promptly, free of charge. You may also contact your broker, dealer, commercial bank or trust company for assistance concerning the offer.

No person has been authorized to make any recommendation on our behalf as to whether eligible shareholders should tender their shares pursuant to this offer. No person has been authorized to give any information or to make any representations in connection with this offer other than those contained in this document or in the Letter of Transmittal. If made or given, any recommendation or other information should not be relied upon as having been authorized by us.

PLEASE READ THIS ENTIRE OFFER TO PURCHASE BEFORE MAKING ANY INVESTMENT DECISION.

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE MERITS OR FAIRNESS OF THIS TRANSACTION NOR UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this offer to purchase is August 11, 2004.

IMPORTANT

If you are a holder of 99 or fewer Class A common shares as of August 2, 2004, the record date, and wish to accept this offer, there are two methods by which you can tender your shares, depending on how you hold those shares you should either (i) complete and sign the Letter of Transmittal or a facsimile thereof, which is included with this offer, in accordance with the instructions of the Letter of Transmittal and mail or deliver it, along with the certificates for the shares tendered, as instructed, or (ii) request your broker, dealer, commercial bank, trust company or nominee to effect the transaction. For more information regarding the procedure for tendering shares, see "Terms of the Offer-- Procedure for Tendering Shares."

IF YOU HOLD MORE THAN 99 HICKOK INCORPORATED (FORMERLY THE HICKOK ELECTRICAL INSTRUMENT COMPANY) CLASS A COMMON SHARES UNDER A SINGLE REGISTERED NAME, YOU ARE NOT ELIGIBLE TO PARTICIPATE IN THIS OFFER.

FORWARD LOOKING STATEMENTS

This offer includes forward-looking statements relating to the business of the Company. Terms such as "will," "should," "plan," "intend," "expect," "continue," "believe," "anticipate" and "seek," as well as similar comments, are forward-looking in nature. These forward-looking statements, or other statements made by the Company, are made based on management's expectations and beliefs concerning future events impacting the Company and are subject to uncertainties and factors (including, but not limited to, those specified below) which are difficult to predict and, in many instances, are beyond the control of the Company. As a result, actual results of the Company could differ materially from those expressed in or implied by any such forward-looking statements. These uncertainties and factors include (a) the Company's dependence upon a limited number of customers, including Ford Motor Company, (b) the highly competitive industry in which the Company operates, which includes several competitors with greater financial resources and larger sales organizations, (c) the acceptance in the marketplace of new products and/or services developed or under development by the Company including automotive diagnostic products, fastening systems products and indicating instrument products, (d) the ability of the Company to further establish distribution and a customer base in the automotive aftermarket, (e) the Company's ability to capitalize on market opportunities, (f) pricing pressures, and (g) overall economic, market and industry growth conditions (including, the impact that acts of terrorism may have on such conditions). We undertake no obligation to review or update these forward-looking statements or other information contained herein.

SUMMARY OF TERMS

This summary, as well as the questions and answers that follow, highlight selected information included elsewhere in this offer to purchase. To fully understand this offer and the other considerations that may be important about whether to tender your shares, you should carefully read this offer to purchase in its entirety. For further information regarding Hickok Incorporated, see "Where You Can Find Additional Information." Except as otherwise provided, the words "Hickok Incorporated," the "Company," "we," "our," "ours," and "us" refer to Hickok Incorporated (formerly The Hickok Electrical Instrument Company.) and its subsidiaries.

We are offering to purchase for cash all Class A common shares held by shareholders of record who own 99 or fewer Class A common shares as of the close of business on the record date. The material terms and conditions of the offer are set forth below. For additional information regarding the terms of the offer, see "Terms of the Offer."

    This offer is voluntary; eligible shareholders may, but are not required to, tender their shares. ELIGIBLE SHAREHOLDERS WHO WISH TO ACCEPT THIS OFFER, HOWEVER, MUST TENDER ALL OF THE SHARES THEY OWN. PARTIAL TENDERS WILL NOT BE ACCEPTED.

    We will pay $10.00 for each Class A common share that is properly tendered by an eligible holder. The price of $10.00 per share represents an 82% premium over $5.50, the average of the closing price of our Class A common shares at which trades were reported on the Nasdaq SmallCap Market from April 17, 2002 to April 15, 2004. It also represents a 47% premium over the average closing price of our Class A common shares on the Over-the-Counter Bulletin Board for the 30 trading days prior to July 26, 2004. The averages are based on each day’s trading volume during the period multiplied by the closing price for that day.

    YOU WILL NOT BE OBLIGATED TO PAY ANY COMMISSIONS in connection with the sale of your shares pursuant to this offer.

    THIS OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON SEPTEMBER 30, 2004, UNLESS EXTENDED. IN ORDER FOR YOUR TENDER TO BE ACCEPTED BY US, THE DEPOSITARY MUST RECEIVE YOUR DOCUMENTS AT OR PRIOR TO THIS TIME. WE WILL MAKE A PUBLIC ANNOUNCEMENT IF WE DECIDE TO EXTEND THE TENDER OFFER. SEE "TERMS OF THE TENDER OFFER -- EXPIRATION AND EXTENSION OF THE OFFER."

    Once you tender your shares in the offer, you may not withdraw them. If your shares are not properly tendered on or prior to 5:00 p.m., New York City Time, on the expiration date, we will have no obligation to accept your tender of your shares. If we do not accept your tender of your shares, we will return your shares to you. See "Terms of the Offer -- No Withdrawal Rights" and "Terms of the Offer -- Conditions to the Offer."

    If you sell your shares to us pursuant to this offer, you will no longer be a shareholder of Hickok Incorporated (formerly The Hickok Electrical Instrument Company.) and will no longer have voting rights or the right to receive any dividends that might be declared in the future.

    If, during or after completion of this offer, we have fewer than 300 Class A shareholders of record, we intend to deregister our common shares under the Securities Exchange Act of 1934 and become a private, non-reporting company. This means that we will no longer file periodic reports with the SEC, including, among other things, annual reports on Form 10-KSB and quarterly reports on Form 10-QSB, and we will no longer be subject to the SEC’s proxy rules. We do intend, however, to provide our remaining shareholders with audited financial statements and a management discussion of the Company on an annual basis after we become a non-reporting company. This information will not be as detailed or extensive as the information we currently file with the SEC. See "Special Factors -- Effects of the Offer; Plans After Completing the Offer."

    If we terminate the registration of our common shares under the Securities Exchange Act of 1934, our Class A common shares will not be eligible for trading on the Over-the-Counter Bulletin Board. Our common shares may be quoted in the "pink sheets" published by the NASD, but we cannot predict whether or when this will occur or that an active trading market will exist for our Class A common shares. As a result, it may become more difficult for our remaining shareholders to sell their shares. See "Special Factors -- Effects of the Offer; Plans After Completing the Offer."

    We have engaged Loveman-Curtiss, Inc. to issue a "fairness" opinion with respect to the offer. See "Special Factors--Our Position as to the Fairness of the Offer to Unaffiliated Shareholders."

    We have not granted any shareholder any voting, appraisal or dissenters’ rights in connection with the offer. See "Special Factors -- Our Position as to the Fairness of the Offer to Unaffiliated Shareholders."

    Your receipt of cash in exchange for your shares will be a taxable transaction for United States federal income tax purposes and may be such for state and local income tax purposes as well. You should consult with your tax advisor. See "Special Factors -- Federal Income Tax Considerations."

You may contact Hickok if you have any additional questions or need additional copies of any of these documents or any document containing information incorporated by reference in this document. The telephone number of Hickok is 1-800-342-5080, Extension 454 or ask for the Shareholder Offer Desk. The contact address is below. Please include "Attention: Shareholder Offer" on your correspondence. You may also e-mail us at Shareholder.Offer@Hickok-inc.com with any questions.

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Our principal executive offices are located at 10514 Dupont Avenue, Cleveland, Ohio 44108. Our telephone number is (216) 541-8060.

QUESTIONS AND ANSWERS

Who is offering to purchase my shares?

Hickok Incorporated (formerly The Hickok Electrical Instrument Company) is offering to purchase its Class A common shares held by shareholders who hold 99 or fewer shares as of August 2, 2004.

Am I eligible to participate in the offer?

You may tender your shares only if you own 99 or fewer Class A common shares under a single shareholder name, whether you own your shares of record (i.e., in your own name) or beneficially (i.e., in "street name" in a brokerage account maintained by you). A single shareholder may have multiple certificates but in aggregate they must total 99 or fewer shares in order to be tendered. If our records indicate you are a holder of 99 or fewer shares and are eligible to participate in this offer the number of shares you should have are printed in the "Description of Shares Tendered" section of the Letter of Transmittal (the blue document) included with this Offer. We have also included as Appendix A of this offer a copy of the Letter of Transmittal for the information of shareholders our records indicate are not eligible to participate in the offer. If you elect to participate in the offering you must tender all the shares you own.

If you have questions regarding your eligibility to participate in this offer, contact Hickok at 1-800-342-5080 toll free , Extension 454, or ask for the Shareholder Offer Desk. We reserve the right to make all determinations of who is eligible to participate in this tender offer.

What does a share certificate look like?

Your certificates may be for "The Hickok Electrical Instrument Company" or "Hickok Incorporated". Certificates with either name are for shares that are the subject of this offer. The Company changed its name in 1995 to Hickok Incorporated and subsequently issued a 100% stock dividend that same year. You probably have some certificates with "The Hickok Electrical Instrument Company" and some with "Hickok Incorporated". If you are unsure about how many shares you should have certificates for you can contact Hickok at 1-800-342-5080 , Extension 454, or ask for the Shareholder Offer Desk.

What will I be paid for my Class A common shares?

    The purchase price being offered is $10.00 per share. The full price will be paid to you in cash. The price of $10.00 per share represents an 82% premium over $5.50, the average of the closing price of our Class A common shares at which trades were reported on the Nasdaq SmallCap Market from April 17, 2002 to April 15, 2004. It also represents a 47% premium over the average closing price of our Class A common shares on the Over-the-Counter Bulletin Board for the 30 trading days prior to July 26, 2004. The averages are based on each day’s trading volume during the period multiplied by the closing price for that day. We will not pay any interest on the purchase price during the period when your shares are tendered and the date you receive your payment.

Will I have to pay brokerage commissions if I tender my shares?

No. You will have no obligation to pay any commissions as a result of your participation in this offer.

When will I receive my money?

Your check will be mailed to you promptly after expiration of the offer in accordance with the procedures described in this offer and in the Letter of Transmittal. Please allow sufficient time for the U.S. Postal Service to deliver your check.

Do I have to tender my shares?

No, you may elect to continue to hold your shares and retain your rights as a shareholder, including the right to vote your shares and to receive any dividends that might be declared in the future.

How do I tender my shares?

    If you hold your shares "of record" in your own name, you can tender your shares by completing and sending the enclosed Letter of Transmittal (the blue document) along with any other documents required by the Letter of Transmittal and your stock certificates to Computershare Trust Company of New York (the "Depositary") at the address listed on the enclosed Letter of Transmittal.

    If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee (i.e. in "street name"), you should contact them if you desire to tender your shares. You will need to provide them with the instructions as to how to tender your shares included with this package.

    You may also call Hickok toll free at 1-800-342-5080, Extension 454, or ask for the Shareholder Offer desk for additional information or e-mail Hickok at Shareholder.Offer@Hickok-inc.com.

    See "Terms of the Offer -- Procedure for Tendering Shares" for more detailed instructions.

What if I have lost my share certificate(s)?

Please contact Hickok at 1-800-342-5060, Extension 454, or ask for the Shareholder Offer Desk.

How much time do I have to tender my shares?

You may tender your shares at any time up to and including 5:00 p.m., New York City Time, on September 30, 2004. Your documents must be received in good order by the Depositary by that time. We may choose to extend the offer for any reason. If we do so, we will issue a press release by 9:00 a.m., New York City Time, on the next business day after the previously scheduled expiration date.

Can I tender less than all of my shares?

No. If you wish to tender any of your shares, you must tender all of your shares. Partial tenders will not be accepted.

Can I withdraw previously tendered shares?

No. Once you elect to tender your shares, you cannot withdraw your tendered shares.

Why is Hickok Incorporated making the offer?

For a number of years we have not realized significant benefit from being a public company. Public companies incur high costs, both in terms of outside expenses for professional fees such as legal and auditing services and internal expenses including loss of management time. Our Class A common shares are very thinly traded and provide minimal real liquidity for our shareholders. Over the last two years our Class A common shares did not trade on the Nasdaq SmallCap Market on approximately 65% of the trading days. Listing on the Nasdaq SmallCap Market is also quite expensive. At our request, our Class A common shares were delisted from the Nasdaq SmallCap Market on April 15, 2004. Because of our financial position and past history, we feel it is unlikely we would want to use our Class A common shares as a source of financing. Further, it has been unlikely for some time that we could use our common shares effectively as a source of financing due to:

    the illiquidity of our Class A common shares;

    our low market capitalization; and

    the minimal research attention we receive from market analysts.

Maintaining our status as a public company has been a significant expense for some time and our board has periodically discussed the relative benefits of being public for our shareholders. With the enactment of the Sarbanes-Oxley legislation signed on June 30, 2002, the costs to us of continuing to be a public company will become even more significant given our small size and the relative benefits we can derive from being public. The corporate governance, SEC reporting, internal control documentation and attestation procedures, and disclosure compliance obligations required by Sarbanes-Oxley are disproportionately more burdensome to us given our market capitalization and net income compared to larger public companies. Although well intended, Sarbanes-Oxley compliance would mean significant increases in annual accounting, legal and insurance costs to us simply for being public and could significantly affect the size of our board and the time our management will be able to devote to operating our business. Since the enactment of Sarbanes-Oxley, we have been weighing these increased costs and compliance burdens against the value to us of continuing to remain a public company.

As a result of all the considerations listed above we are making the offer in order to reduce the number of holders of record of our common shares to fewer than 300 and thereafter to terminate the registration of our common shares under the Securities Exchange Act of 1934. By so doing, we would no longer be required to file periodic reports and proxy materials with the SEC, and would not be subject to the increased costs associated with Sarbanes-Oxley compliance. We intend to continue to send our shareholders audited financial statements on the Company and a management discussion of our business annually although it may not represent the same detail and depth of information required by SEC Rules and Regulations. By ceasing to be a public reporting company, we expect to achieve substantial cost savings. In addition, we believe the offer will provide an economical means for small holders of our common shares to sell their shares at a premium to recent weighted average bid prices without incurring any brokerage commissions.

Will the Class A common shares remain listed following the completion of the offer?

No. As stated above, our Class A common shares were delisted from the Nasdaq SmallCap Market on April 15, 2004 at our request. After our Class A common shares are deregistered, they will no longer be eligible for trading on the Over-the-Counter Bulletin Board, but may be quoted in the "pink sheets." However, we cannot predict whether or when this will occur or that an active market will exist for our Class A common shares. As a result, it may become even more difficult for our remaining shareholders to sell their shares.

What are the federal income tax consequences of participating in the offer?

Your receipt of cash in consideration for your shares pursuant to the offer will be a taxable transaction for U.S. federal income tax purposes and may be a taxable transaction for state, local, foreign and other tax purposes as well.

Please consult with your tax advisor to determine the federal, state, local, foreign and other tax consequences of sales made by you pursuant to the offer in view of your own particular circumstances. Foreign persons are urged to consult their tax advisers regarding the application of U.S. federal income tax withholding and backup withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure. See "Special Factors -- Federal Income Tax Considerations" below for a more detailed general discussion.

What if I have additional questions about the offer?

If you have additional questions, you may contact Hickok at 1-800-342-5060, Extension 454, or ask for the Shareholder Offer Desk, by mail at the address set forth on the back cover of this document, or by e-mail at Shareholder.Offer@Hickok-inc.com.

SPECIAL FACTORS

Purposes of the Offer.

We have decided to commence this offer to purchase to achieve the following objectives.

    Terminate Registration of Our Class A Common Shares. As a public "reporting company" under the Securities Exchange Act of 1934, we are obligated to prepare and file with the SEC annual reports on Form 10-KSB, quarterly reports on Form 10-QSB, current reports on Form 8-K and proxy statements that comply with Section 14 of the Exchange Act. We are subject to increased regulatory requirements that have been imposed by the Sarbanes-Oxley legislation.

    We believe that we currently derive little benefit from our status as a public company. We are aware of no securities analysts that currently report on Hickok Incorporated and our Class A common shares trade infrequently and at low volumes. Moreover, we estimate that the annual costs associated with being a public company are currently in excess of $100,000 (before taking into account the added costs of compliance with the Sarbanes-Oxley legislation and new stock market listing standards which we estimate to be at least $60,000 annually), which costs are substantial for a company of our size. The management time and attention associated with the preparation of these reports is considerable.

    If most or all eligible shareholders participate in the offer, we expect to have fewer than 300 record shareholders upon the completion of the offer and intend to terminate the registration of our Class A common shares under the Exchange Act and cease to be a public company. After we terminate the registration of our Class A common shares, we will no longer be required to file periodic reports or proxy statements with the SEC, and would no longer be subject to many of the regulations imposed by the SEC pursuant to Sarbanes-Oxley legislation. We expect that this will result in significant cost savings to us and allow our management to spend far more time on business matters that bear a direct relationship to our operations and profitability. We believe that these cost and other savings ultimately will benefit all of our remaining shareholders. See "Special Factors--Effects of the Offer; Plans After Completing the Offer."
    Provide Small Shareholders an Opportunity to Sell Their Shares at a Premium in an Illiquid Trading Market without Incurring Brokerage Commissions. As the trading market for our common shares is relatively illiquid, it is often difficult for our shareholders to dispose of their shares when they choose. In particular, holders of small numbers of our common shares often find it costly to dispose of their shares due to the minimum brokerage commissions typically charged. We believe the offer will provide a more economical means for small holders of our common shares to sell their shares without incurring any brokerage commissions.

    Reduce Costs Associated with Administering Small Shareholder Accounts. The expense of administering the accounts of small shareholders is disproportionate to their ownership interest in us. As of August 2, 2004, we had 762,588 Class A common shares issued and outstanding. We had approximately 219 shareholders of record that held 99 or fewer common shares, holding an aggregate of approximately 6,150 common shares. As of the same date, an estimated 144 shareholders of record held 100 or more shares, holding an aggregate of approximately 756,438 common shares. As a result, approximately 54% of the administrative expense relating to our shareholder accounts relates to the administration of shareholder accounts constituting less than 1% percent of our issued and outstanding shares. Even if the record shareholder base is not reduced to below 300, we believe that every tender by a shareholder will reduce expenses going forward.

Our Reasons For Pursuing the Offer.

Over the last several years, we have not realized the benefits the Company had hoped would materialize from being a public company. Our Class A common shares are very thinly traded and provide minimal real liquidity for our shareholders. Our Class A common shares did not trade on the Nasdaq SmallCap Market on approximately 65% of the trading days in the period April 15, 2002 through April 15, 2004. Our Class A common shares were delisted at our request from the Nasdaq SmallCap Market on April 15, 2004. It is unlikely we will be able to use our Class A common shares effectively as a source of financing for the following reasons:

    The historical trading activity of our Class A common shares, including the fact that the average daily trading volume of our Class A common shares from April 2002 to December 31, 2003 was 364 shares per day. There was an unexplained higher volume of trading that took place in January and February of 2004 in which approximately 158,000 shares traded over 39 days, for an average of 5,196 shares per day, however, after that period the trading began to return to more historic rates;

    The small public float and limited prospects for creating institutional interest in our Class A common shares or coverage by analysts; and

    Our small market capitalization and substantial insider holdings of our voting stock.

Furthermore, with the enactment of the Sarbanes-Oxley legislation signed on June 30, 2002, the costs to us of continuing to be a public company are and will continue to be significant given our small size and the relative benefits we can derive from being public. The burdens of periodic reporting, the cost of documenting our internal control systems and other procedures, and the disclosure and compliance obligations required by Sarbanes-Oxley are disproportionately more burdensome to us given our market capitalization and revenues compared to larger public companies. Although well intended, Sarbanes-Oxley compliance would mean significant increases in annual accounting, legal and insurance costs to us simply for being public and will significantly affect the time our management will be able to devote to operating our business. We estimate that the increased costs of compliance would be at least $60,000 annually, in addition to one-time costs to document and test our system of internal controls. Accordingly, we estimate that the cost of remaining a public company, as compared to being private, would mean annual estimated costs to us of at least $160,000. Our board has periodically discussed the relative benefits of being a public company for a number of years. Since the enactment of Sarbanes-Oxley, we have been weighing these increased costs and compliance burdens against the value to us of continuing to remain a public company. We believe we can have effective corporate governance by adapting good practices to our own size, business complexities and needs.

In making the decision whether to remain a public company, our board also considered a buyout of all publicly held shares not owned by certain management affiliates, but did not find this option feasible because the board felt that it would be imprudent for the company to incur debt in the amount that would be necessary to finance such a transaction. The board also considered and rejected a reverse stock split because that type of transaction requires a two-thirds majority vote of each class of shares and they felt the probability of achieving such a majority was not likely. In addition, the board considered a sale of the Company but two major shareholders, the Company’s Chief Executive Officer and Chairman of the Board, representing 48.7% of Class B shares were opposed and again a two-thirds majority of both classes of shares would be required. The Class A common shares are entitled to one vote per share and the Class B common shares are entitled to three votes per share, except under certain circumstances, such as voting on voluntary liquidation or sale of substantially all of the assets of the Company.

We concluded that this tender offer would be the least expensive and most efficient way to:

    Reduce the number of our record shareholders and possibly allow us to terminate the registration of our common shares and eliminate the annual accounting and legal expenses associated with complying with the periodic reporting requirements of the Securities Exchange Act of 1934 and the enhanced regulatory burdens imposed by Sarbanes-Oxley;

    Provide an economical means for small holders of our Class A common shares to sell their shares without incurring brokerage expenses; and

    Save on the costs of administering many small shareholder accounts.

For these reasons, we have decided to make this offer. See "Special Factors -- Our Position as to the Fairness of the Offer to Unaffiliated Shareholders."

Potential Adverse Effects of the Offer.

Our board of directors also was aware of and considered the following potential adverse effects of this offer:

    Tendering shareholders will cease to participate in our future earnings or growth, if any, or benefit from increases, if any, in the value of our Class A common shares.

    As indicated above, if as a result of this offer we become eligible to do so, we intend to terminate the registration of our Class A common shares under the Securities Exchange Act of 1934. As a result, our Class A common shares will lose any perceived benefits from registration.

    After the completion of the offer and possible deregistration of our Class A common shares as planned, we will no longer be required to file periodic reports with the SEC and our remaining shareholders may not receive as extensive information concerning the development of our business or our financial condition or results of operations or on the same schedule as required under the Securities Exchange Act of 1934.

For a more detailed discussion, see also our discussion under "Special Factors -- Effects of the Offer; Plans After Completing the Offer."

Our Position as to the Fairness of the Offer to Unaffiliated Shareholders.

Our board determined the offer price of $10.00 per Class A common share. We believe that the offer is fair to eligible shareholders that are unaffiliated with us. The determination of the offer price of $10.00 per Class A common share and our belief as to fairness of the offer to these shareholders is based on the following factors:

    The tender offer is voluntary for eligible shareholders.

    The price of $10.00 per share represents an 82% premium over $5.50, the average of the closing price of our Class A common shares at which trades were reported on the Nasdaq SmallCap Market from April 17, 2002 to April 15, 2004. It also represents a 47% premium over the average closing price of our Class A common shares on the Over-the-Counter Bulletin Board for the 30 trading days prior to July 26, 2004. The averages are based on each day’s trading volume during the period multiplied by the closing price for that day.

    Eligible shareholders that choose to participate in the offer will avoid the brokerage commissions that they would otherwise incur if they disposed of their shares in an open market transaction (although a holder will have federal and state income tax consequences, discussed below).

We also believe that the offer is fair to our unaffiliated shareholders that are not eligible to participate in the offer or decide not to tender. Our belief as to the fairness of the offer to these shareholders is based on the following material factors:

    We believe shareholders will benefit from the cost savings from deregistration of our common shares and the corresponding ability of management to focus on operations without the distractions associated with public company reporting obligations.

    If we succeed in deregistering our Class A common shares with the SEC, we will no longer be subject to the SEC reporting or proxy disclosure requirements. However, we intend to continue to provide audited annual financial statements and management discussions of our business to our shareholders on an annual basis.

The above discussion is not intended to be exhaustive, but includes the material factors upon which we based our determination that the offer is fair to our unaffiliated shareholders. In reaching this determination, our board of directors considered:

    the recent enactment of Sarbanes-Oxley and its corresponding costs and compliance burdens for us;

    the illiquidity of our common shares and extremely low trading volumes;

    the results of operations for the last four fiscal years and for the first 6 months of fiscal 2004 and prospects for the business going forward;

    history of stock dividends, repurchases of our common shares and historical and recent trading prices.

See "Special Factors -- Our Reasons for Pursuing the Offer" and "Information About the Company -- Market Price and Dividend Information; -- Share Repurchases." Our board also considered the potential adverse effects of the offer. See "Special Factors -- Potential Adverse Effects of the Offer." In reaching its determination that the offer is fair to unaffiliated shareholders, our board of directors considered all factors as a whole and have not assigned specific weights to particular factors, though individual directors may have given differing weights to these factors. None of the factors that we considered led us to believe that the offer is unfair to our unaffiliated shareholders.

Our board is not aware of any firm offers made by any person during the past two years for (1) the merger or consolidation of Hickok Incorporated with or into another company, (2) the purchase of all or a substantial part of Hickok Incorporate assets or (3) a purchase of Hickok Incorporated securities that would enable the holder to exercise control of Hickok Incorporated, and we have no plans or arrangements for any such transaction.

This offer was approved by a unanimous vote of our board. Our board believes that the offer is procedurally fair since it is voluntary. As a result, each shareholder is entitled to make an individual decision based on his or her personal financial situation, personal risk tolerance, or personal view of the Company.

In connection with its determination of the offer price and its fairness to both the odd-lot shareholders and other shareholders, our board considered analyses of historical trading prices, volume and liquidity compiled from Nasdaq public data by management and, separately, an appraisal and fairness opinion by Loveman-Curtiss, Inc. Loveman-Curtiss is a business appraiser which has valued over 2,000 businesses for taxation, transaction and litigation purposes.

Loveman-Curtiss was engaged by our board to provide an appraisal and give an opinion relating the fairness of the offer price to eligible shareholders and the fairness of the going private transaction to unaffiliated shareholders. The board selected Loveman-Curtiss, Inc. after considering the qualifications and proposed fees of a number of other potential appraisers. The appraisal and opinion also considered the benefit to the Company expected from achieving the goals of this tender offer. The appraisal and opinion of Loveman-Curtiss will be made available for inspection and copying at the principal executive offices of the Company during its regular business hours to any interested holder of Class A common shares or their representative that has been designated in writing. After reviewing the Loveman-Curtiss analyses and considering its own analyses the board decided on an offer price of $10.00 per common share. The Company has not had during the last two years and does not currently contemplate a material relationship with Loveman-Curtiss.

At an initial meeting with Loveman-Curtiss representatives of our board discussed the Company's needs and goals. As a result of that meeting Loveman-Curtiss was provided with Company historical financial information, product literature, and forecasts for the second half of fiscal 2004, 2005, 2006, 2007, and 2008 by management. Neither our board nor management placed any restrictions on Loveman-Curtiss other than defining the expectations relating to the two types of reports to be developed.

Loveman-Curtiss considered three value approaches. First, they considered a market approach to valuation based on sales of similar enterprises. They were, however, unable to find comparable public or private companies and therefore did not utilize the market approach valuation method. Second, Loveman-Curtiss considered an asset approach to valuation, but did not use this method because its liquidation premise belies the Company’s going concern status and a minority shareholder cannot force liquidation. Finally, Loveman-Curtiss considered an income approach to valuation that reflects expected ownership benefits. Utilizing the income approach and incorporating economic, industry and Company factors, the common shares were valued based on discounted cash flow to minority shareholders as independently projected by Loveman-Curtiss. The value conclusion of Loveman-Curtiss assumed cost savings resulting from this offer and subsequent deregistration of the common shares and met reasonability tests.

Loveman-Curtiss also prepared a fairness opinion as to the offer’s fairness to both those shareholders selling their common shares to the Company pursuant to this offer and the remaining shareholders. The fairness opinion assumed the Company would be successful in reducing its number of shareholders below 300 pursuant to this offer. The fairness opinion cited the conclusion stated in the appraisal that the value of each Class A common share was no more than $4.80, which was consistent with recent prices in trading of the Class A common shares. The fairness opinion also opined that a $10.00 per share offer to those shareholders eligible to participate in this offer was fair to all shareholders of the Company. A copy of the Loveman-Curtiss Fairness Opinion is included with this Offer.

Ohio law does not require that shareholders approve the offer. In addition, under Ohio law, shareholders are not entitled to exercise dissenters’ or appraisal rights in connection with the offer. Our board of directors has not granted any shareholder any voting, appraisal or dissenters’ rights in connection with the offer.

Recommendation.

NEITHER WE NOR OUR BOARD OF DIRECTORS IS MAKING ANY RECOMMENDATION REGARDING WHETHER YOU SHOULD TENDER YOUR SHARES IN THE OFFER. ACCORDINGLY, YOU MUST MAKE YOUR OWN DETERMINATION AS TO WHETHER TO TENDER YOUR SHARES.

Intentions of Insiders.

No executive officer, director or affiliate is eligible to tender shares in this offer. In addition, none of the executive officers, directors or affiliates has made a recommendation either in support of or opposed to the tender offer.

Effects of the Offer; Plans After Completing the Offer.

As of August 2, 2004, the record date, there were approximately 363 record holders of our Class A common shares. As of that date there were approximately 219 holders that owned 99 or fewer Class A common shares. Accordingly, approximately 219 holders are eligible to participate in the offer. As a result, if most or all of the eligible record holders participate in the offer, we expect that there will be fewer than 300 record holders of our Class A common shares following the completion of the offer.

To the extent that, upon expiration of the offer, an insufficient number of shareholders will have tendered to reduce the number of record holders of our Class A common shares to fewer than 300, we may seek to extend the offer to allow eligible shareholders additional time to tender their shares.

Under applicable SEC rules, companies are permitted to terminate the registration of, and suspend their SEC reporting obligations with respect to, any class of securities held of record by fewer than 300 persons. Once these obligations have been suspended, companies are no longer required to file periodic reports, including annual reports on Form 10-KSB, quarterly reports on Form 10-QSB and current reports on Form 8-K or to comply with the SEC’s proxy rules and holders of our common shares will no longer be subject to the requirements of Sections 13(d) and 16 of the Exchange Act. Because our Class A common shares are our only class of securities subjecting the Company to SEC reporting obligations, once we suspend our reporting obligations with respect to our Class A common shares, we will have no obligation under federal securities laws to provide our shareholders with any periodic reports as to new developments in our business, our financial condition or results of operations. Therefore, following the suspension of our reporting obligations, it could be difficult for our shareholders to obtain information about us. We intend to send our shareholders audited financial statements and a management discussion of our business annually although it may not represent the same detail and depth of information required under SEC Rules and Regulations reporting.

If we terminate the registration of our Class A common shares, they will no longer be eligible for trading on the Over-the-Counter Bulletin Board. Although our Class A common shares may thereafter be quoted in the "pink sheets," we cannot guarantee whether or when this will occur or that an active market will exist for our shares. As a result, the trading market for our common shares may cease to exist and it may be difficult for holders to dispose of their shares.

Assuming all eligible shareholders participate in this offer, we estimate that the cost to us of purchasing those shareholders’ shares would be up to $100,000. Further we expect to save an estimated $160,000 or more annually as a consequence of not being a public company. As a result, we do not believe the completion of the offer will have a material effect on our financial condition but may improve results of operations. All purchases we make pursuant to this offer will be funded with our cash and other liquid assets. All shares purchased by us pursuant to this offer will become treasury shares.

We do not have any plans, proposals or negotiations that would result in:

    any extraordinary transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries;

    any purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries;

    any material change in the present dividend rate or policy, or indebtedness or capitalization of the Company;

    any change in the present board of directors or management of the Company including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the board or to change any material term of the employment contract of any executive officer; or

    any other material change in the Company’s corporate structure or business.

If you tender your shares in the tender offer, the receipt of cash by you in exchange for your shares will be a taxable transaction for U.S. federal income tax purposes. Subject to limited exceptions, generally, a shareholder who participates in the tender offer will recognize a capital gain or loss equal to the difference between the amount of cash received and the holder’s tax basis in the shares sold. Any capital gain or loss generally will constitute a long-term capital gain or loss if the holding period for the holder’s shares sold is greater than one year as of the date of sale and a short-term capital gain or loss if the holding period is one year or less as of the date of sale. Neither the Company nor any non-tendering shareholder will incur any federal income tax liability as a direct result of the completion of the tender offer. See "Special Factors Federal Income Tax Considerations."

Recent Transactions, Negotiations and Contacts.

We have not been engaged in any negotiations, transactions or material contacts concerning any merger, consolidation, acquisition, tender offer for or other acquisition of any of our securities, election of our directors or sale or other transfer of a material amount our of assets. See "Special Factors -- Our Reasons for Pursuing the Offer."

Federal Income Tax Considerations.

In general, if you tender your shares pursuant to this offer, your receipt of cash in exchange for your shares will ordinarily be a taxable transaction for U.S. federal income tax purposes, unless the shares are owned by a nontaxable entity such as a tax-qualified pension fund (as in the case of a typical section 401(k) account) or a tax-qualified Individual Retirement Account. Subject to limited exceptions, a shareholder who participates in the offer will generally recognize a capital gain or loss equal to the difference between the amount of cash received and the holder’s tax basis in the shares sold. Any capital gain or loss will generally constitute a long- term capital gain or loss if the holding period for the holder’s shares sold is greater than one year as of the date of the sale and a short-term capital gain or loss if the holding period is one year or less as of the date of sale. The federal income tax treatment of a long-term capital gain or loss may be different from that of a short-term capital gain or loss, depending on the holder’s personal circumstances. This general description is subject to several exceptions based on complex constructive ownership rules that may treat persons as owning any shares that are owned (actually or in some cases constructively) by related individuals and entities, as well as shares that the person has the right to acquire by exercise of an option or by conversion or exchange of a security. If one or more of these exceptions apply, the entire amount of cash received in exchange for the shares (without reduction for tax basis) may be taxable as ordinary dividend income rather than as capital gain. Certain special tax rules may apply if the holder participating in this offer is itself a corporation rather than an individual. Holders are urged to consult with their personal tax advisers with respect to the particular federal, state, local, and foreign tax consequences to them as a result of tendering their shares pursuant to this offer.

U.S. Federal Income Tax Withholding For Non-U.S. Shareholders. In general, for purposes of this summary, the term "Non-U.S. Shareholder" means a beneficial owner of shares that is neither a citizen nor a resident of the United States. The Depositary generally will treat the cash received by Non-U.S. Shareholders participating in this offer as a dividend distribution from us. Accordingly, the Depositary generally will withhold U.S. federal income taxes equal to 30% of the gross proceeds payable to the Non-U.S. Shareholder or his or her agent unless the Depositary determines that a reduced rate of withholding is available pursuant to a tax treaty or that an exemption from withholding is applicable because the gross proceeds are effectively connected with the Non-U.S. Shareholder’s conduct of a trade or business within the U.S. Non-U.S. Shareholders are urged to consult their tax advisors regarding the application of U.S. federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure for any excess withholding.

Backup Withholding. By signing the Letter of Transmittal, you are certifying that the number shown on the letter of transmittal is your correct taxpayer identification number, you are a U.S. person, and you are not subject to backup withholding. A U.S. person (which includes a U.S. citizen and a U.S. resident, whether or not a citizen) may be subject to backup withholding at a rate of 28% with respect to amounts tendered pursuant to this offering unless such shareholder: (1) comes within certain exempt categories (which generally include corporations) and, when required, demonstrates this fact; or (2) provides a correct United States taxpayer identification number and certifies under penalty of perjury that the shareholder is a U.S. person, the taxpayer identification number is correct, and that the shareholder is not subject to backup withholding because of a failure to report all applicable payments.

THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. SHAREHOLDERS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS TO DETERMINE THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SALES MADE BY THEM PURSUANT TO THIS OFFER IN VIEW OF THEIR OWN PARTICULAR CIRCUMSTANCES.

TERMS OF THE OFFER

General.

We are offering to purchase for cash all Class A common shares held by shareholders that own 99 or fewer Class A common shares as of the close of business on the record date. Properly tendered shares by shareholders will be purchased at $10.00 per share. A proper tender will include delivery of a properly executed Letter of Transmittal to the Depositary. Payment for properly tendered shares will be made promptly following the expiration of the tender offer.

You may tender your shares only if your total ownership of our shares is 99 or fewer shares, whether of record (i.e., in your own name) or beneficially (i.e., in "street name" in a brokerage account maintained by you). If you elect to tender any of your shares, you must tender all of your shares. Partial tenders will not be accepted. Additionally, once you elect to tender your shares, you cannot withdraw your tendered shares.

All questions about the eligibility of any shareholder to participate in the tender offer will be determined by us, in our sole discretion, and our determination will be final and binding. If you have questions regarding your eligibility to participate in the tender offer, you may contact Hickok, toll free, at 1-800-342-5080, Extension 454, or ask for the Shareholder Offer Desk.

Participation in the tender offer is entirely voluntary. You may choose to continue to hold your shares and retain your rights as a shareholder, including the right to vote your shares and receive dividends, to the extent declared by our board of directors. However, if you are a holder of 99 or fewer shares and elect to accept this offer, you must tender all of your shares.

We estimate that approximately 219 of our 363 shareholders of record holding an aggregate of approximately 6,150 Class A common shares, are eligible to participate in the offer. Assuming all of these shareholders elected to participate in the offer and the shares tendered were purchased at the offer price of $10.00 per share, we estimate that the cost to us of purchasing these shares would be up to $100,000. All purchases we make pursuant to this offer will be funded with our cash and other liquid assets.

Because we are offering to purchase shares only from shareholders that own 99 or fewer Class A common shares, the offer constitutes an "odd-lot tender offer" and is being conducted pursuant to Rule 13e-4(h)(5) under the Securities Exchange Act of 1934. In addition, because we expect the completion of the offer to reduce the number of our shareholders of record below 300, the offer may also constitute a "going-private transaction" and is being conducted in compliance with Rule 13e-3 under the Securities Exchange Act of 1934.

Conditions of the Offer.

This offer is not conditioned on the receipt of tenders for any minimum number of shares. We will not accept any alternative, conditional or contingent tenders. Also, any tenders of shares by any eligible shareholder must be for all of your shares. If we fail at any time to exercise any of our rights, that failure to exercise shall not constitute a waiver of these rights.

Expiration and Extension of the Offer.

This offer will expire on September 30, 2004, unless extended to a later date at our discretion. Your tender offer documents must be received by the Depositary no later than 5:00 p.m., New York City Time, on the expiration date, or on any date thereafter to which the offer is extended.

We reserve the right, in our sole discretion, to extend the period of time during which the offer is open. We can extend the offer by making a public announcement of the extension. We will make such announcement no later than 9:00 a.m., New York City Time, on the next business day after the previously scheduled or announced expiration date. A business day means any day other than a Saturday, Sunday or United States federal holiday. Any period measured in business days includes the first day of the period.

We will disseminate any such public announcement promptly to shareholders in a manner reasonably designed to inform shareholders of the change. Except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release.

Procedure for Tendering Shares.

Record Holders. If you are a shareholder eligible to participate in this offer, and you wish to tender those shares for which you are the shareholder of record, you should complete and sign the Letter of Transmittal (the blue document) according to its instructions as provided in this package. A copy of the Letter of Transmittal is included as Appendix A in the rear of this offer for the information of shareholders our records indicate are not eligible to participate in the offer. Please note you must tender all your shares. For shareholders our records indicate are eligible to participate in the offer the number of shares you own according to our records are pre-printed in the "Description of Shares Tendered" section of the Letter of Transmittal. You should mail the Letter of Transmittal or deliver it, together with the certificates for your shares and any other required documents in the enclosed envelope to the Depositary at:

Computershare Trust Company of New York	Computershare Trust Company of New York
Wall Street Station	Wall Street Station
P.O. Box 1010	88 Pine Street, 19th Floor
New York, NY 10268-1010	New York, NY 10005

Your tender offer documents must be received by the Depositary on or prior to 5:00 p.m. New York City Time on September 30, 2004.

We do not require signature guarantees as long as the Letter of Transmittal is signed by the record holder of the tendered shares. For purposes of this section, the record holder of the shares includes any participant in the Depository Trust Company ("DTC"), which is a securities depositary, whose name appears on the security position listing as the owner(s) of the shares. However, the signature guarantee may be required if the record holder has completed either the box captioned "Special Delivery Instructions" or the box captioned "Special Payment Instructions" on the Letter of Transmittal. If you have checked either of these boxes, please call Hickok at 1-800-342-5080 , Extension 454, or ask for the Shareholder Offer Desk.

No signature guarantee is required for shares tendered for the account of a registered national securities exchange or the National Association of Securities Dealers, Inc. or by a commercial bank, a trust company, a savings bank, a savings and loan association or a credit union, that is a member of an approved signature guarantee medallion program (an "Eligible Institution").

If a stock certificate is registered in the name of a person other than the person executing the Letter of Transmittal, or payment is to be made to a person other than the record shareholder, then the certificate must be endorsed on its reverse side or must be accompanied by an appropriate stock power with the signature guaranteed by an eligible guarantor institution. All certificates endorsed on the reverse side or stock powers must be signed exactly as the name of the record shareholder appears on the stock certificate.

Beneficial Holders. If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should contact that institution if you desire to tender your shares. You may also contact Hickok for further information. If a broker, dealer, bank or other institution holds your shares, you should consult with them to determine whether they will impose transaction costs with respect to the tender of your shares.

Method of Delivery. The method of delivery of all documents, including stock certificates, the Letter of Transmittal and other required documents, is at the discretion and risk of the tendering shareholder. You should allow adequate time for the delivery of the documents. If you would like to deliver the documents by mail, we recommend that you use registered mail and request a return receipt.

The Depositary will set up a separate account at DTC for purposes of this offer. DTC participants may make delivery of tendered shares by causing DTC to transfer the shares into the Depositary’s account. Even if delivery of the shares is made through a book-entry transfer in this manner, the Depositary must receive either (a) a properly completed and executed Letter of Transmittal or manually executed facsimile of the Letter of Transmittal, including any required signature guarantees or (b) an "agent’s message," as described below, in the case of the DTC transfer. In addition, all other documents required by the Letter of Transmittal must be received by the Depositary prior to the expiration date. The term "agent’s message" means a message transmitted by DTC to the Depositary which states that DTC has received an express acknowledgment from a DTC participant tendering the shares and that such participant has received the Letter of Transmittal and agrees to be bound by its terms and that we may enforce that agreement against the participant.

Backup U.S. Federal Income Tax Withholding. To prevent federal income tax backup withholding equal to 28% of the gross payments made to shareholder for shares purchased under this offer, each shareholder who has not otherwise established an exemption from such withholding must provide the Depositary with the shareholder’s correct taxpayer identification number. You should provide this information by completing the substitute From W-9 included in the letter of transmittal. If you are tendering through your broker, bank or other nominee holder, there is a separate copy of the substitute Form W-9 included for this purpose. Certain shareholders (including, among others, all corporations and certain foreign shareholders) are not subject to these backup withholding rules. Please consult with your own tax advisor regarding your qualification from exemption from backup withholding and the procedure for obtaining any applicable exemption.

Rejection; Determination of Validity.

We reserve the absolute right to reject any or all tenders of any shares that we determine are not in proper form or are not eligible to participate in this tender offer or the acceptance for payment of or payment for which we determine may be unlawful. We also reserve the absolute right to waive any of the conditions of the offer or any defect or irregularity in any tender with respect to any particular shares or any particular shareholder, and our interpretation of the terms of the offer will be final and binding on all parties. No tender of shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering shareholder or waived by us. All questions as to the number of shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of shares will be determined by us, in our sole discretion, and our determination will be final and binding on all parties. Neither we nor any other person will be under any duty to give notification of any defects or irregularities in any tender or will incur any liability for failure to give any such notification.

Representations of Tendering Shareholders.

A tender of shares by you will be treated as a representation by you that (i) you are the beneficial owner of 99 or fewer shares as of the record date, (ii) you are tendering all of your shares and (iii) you hold a net long position in our Class A common shares equal to the number of tendered shares. You are also deemed to represent that you own the tendered shares free and clear of any liens or other encumbrances and have the authority to sell the tendered shares to us. It is a violation of federal securities laws for anyone to tender shares unless, at the time of tender and at the expiration date (including any extensions), the tendering person (1) has a net long position equal to or greater than the number of shares tendered and (2) will deliver, or cause to be delivered, the shares in accordance with the terms of the tender offer. You must also agree to complete any additional documents that we request in order to complete the sale of your shares to us.

Lost or Destroyed Certificates.

If your certificate for part or all of your Class A common shares has been lost, stolen, misplaced or destroyed, you should contact Hickok at 1-800-342-5080, Extension 454, or ask for the Shareholder Offer Desk or write us at the address listed at the end of this Offer. Ask for a "lost share affidavit" and instructions. This lost share affidavit will be required to be submitted, together with the Letter of Transmittal, in order to receive payment for Class A common shares tendered and accepted. Please provide us with your return address and a telephone number at which you can be reached.

No Dissenters’ or Appraisal Rights.

Dissenters' or appraisal rights are not available in this tender offer.

No Shareholder Vote.

The tender offer is not subject to shareholder vote.

No Withdrawal Rights.

Once you tender your shares, you may not withdraw them from the offer.

Purchase and Payment.

Promptly following the receipt of your letter of transmittal in accordance with the procedures described in this offer to purchase and in the letter of transmittal, we will accept for payment and pay for, and thereby purchase, shares properly tendered before the expiration date. When we accept your shares for payment, we will have entered into a binding agreement with you on the terms and conditions described in this offer to purchase. We will pay for the shares purchased by sending payment to the tendering shareholders. Under no circumstances will we pay interest on the purchase price to be paid regardless of any delay in making such payment.

We will pay all share transfer taxes, if any, payable on the transfer to us of shares purchased under the offer. If, however, payment of the purchase price is to be made to any person other than the record holder, or if tendered certificates are registered in the name of any person other than the person signing the letter of transmittal, the amount of all share transfer taxes, if any (whether imposed on the record holder or the other person), payable on account of the transfer to the person will be deducted from the purchase price unless satisfactory evidence of the payment of the share transfer taxes, or exemption therefrom, is submitted.

Certificates for all shares tendered and not purchased will be returned to the tendering shareholder at our expense promptly after the expiration date of the offer.

Source and Amount of Funds.

We believe that the total number of shares that may be sold by eligible shareholders pursuant to this offer is approximately 6,150. Assuming all of these shareholders elect to participate in the offer and the shares offered are purchased at the offer price of $10.00 per share, we estimate that the cost to us of purchasing these shares would be up to $100,000. This amount does not include our expenses associated with the offer, which are described below under "Fees and Expenses."

We intend to pay for all validly offered shares, as well as for the costs and expenses of this offer, with cash on hand.

Fees and Expenses.

We will be responsible for paying all expenses associated with the offer. We estimate that our total expenses associated with the offer will be $85,020, consisting of the following:

Depositary Fee........................................................................................................................................	$15,000
Legal Fees...............................................................................................................................................	50,000
Printing and Mailing..................................................................................................................................	10,500
SEC Filing Fees.......................................................................................................................................	20
Appraisal and Fairness Opinion................................................................................................................	8,500
Miscellaneous..........................................................................................................................................	1,000
--------
Total Estimated Expense..........................................................................................................................	$85,020

Tenders may also be solicited by directors, officers and employees of Hickok Incorporated in person, by telephone, or through other forms of communication, but such persons will not receive any additional compensation for such solicitation. The Depositary will receive reasonable and customary compensation for their services and will also be reimbursed for certain out-of-pocket expenses.

Hickok Incorporated will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of shares pursuant to the offer to purchase. We will, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and customary handling and mailing expenses incurred by them in forwarding materials relating to the offer to purchase to their customers.

All requests for additional copies of this offer to purchase, the letter of transmittal and other tender offer materials may be directed to Hickok at 1-800-342-5080, Extension 454, or ask for the Shareholder Offer Desk. Or you may write Hickok at the address set forth on the back cover of this offer to purchase or e-mail us at Shareholder.Offer@Hickok-inc.com. In addition, any questions regarding the procedures for tendering in the offer and requests for assistance in tendering your shares should also be directed to Hickok at 1-800-342-5080, Extension 454, or ask for the Shareholder Offer Desk. You may also e-mail us at Shareholder.Offer@Hickok-inc.com

Recommendation.

NEITHER WE NOR OUR BOARD OF DIRECTORS IS MAKING ANY RECOMMENDATION REGARDING WHETHER YOU SHOULD ACCEPT THIS OFFER AND TENDER YOUR SHARES. ACCORDINGLY, YOU MUST MAKE YOUR OWN DETERMINATION AS TO WHETHER TO TENDER YOUR SHARES FOR PURCHASE.

INFORMATION ABOUT THE COMPANY

Market Price and Dividend Information.

The following table sets forth the high and low sale prices for our Class A common shares as quoted by Nasdaq SmallCap Market or the Over-the-Counter Bulletin Board, as applicable, for each quarter during the periods presented.

Fiscal 2004 ----------------	High ------------	Low ------------
Third Quarter	6.14	3.25
Second Quarter	8.15	4.26
First Quarter	4.60	3.80

Fiscal 2003 -----------------
Fourth Quarter	4.25	3.70
Third Quarter	4.10	3.40
Second Quarter	4.60	3.51
First Quarter	5.00	3.41

Fiscal 2002 ----------------
Fourth Quarter	4.71	3.01
Third Quarter	4.29	2.61
Second Quarter	4.35	3.28
First Quarter	4.80	2.45

We have not paid any cash dividends on our common shares for more than the past four years.

Summary Consolidated Financial Information.

Before making a decision to tender your shares, you should read the following financial information, as well as the financial information incorporated by reference into this offer to purchase, and the accompanying notes, in their entirety. For information on how to obtain the financial information incorporated by reference, see "Where You Can Find Additional Information."

The following table sets forth our summary consolidated financial information for the twelve months ended September 30, 2002 and 2003 and for the nine months ended June 30, 2003 and 2004. This summary financial information has been derived from, and should be read in conjunction with, our audited consolidated financial statements as of, and for the twelve months ended, September 30, 2002 and 2003, which is incorporated herein by reference to our annual report on Form 10-K for the year ended September 30, 2003, and our unaudited consolidated condensed financial information as of, and for the nine months ended, June 30, 2003 and 2004, which is incorporated herein by reference to our quarterly report on Form 10-QSB for the nine months ended June 30, 2004.

	Year ended September 30,		Nine months ended June 30,
	2002	2003	2003	2004
			(unaudited)
Net sales	$12,391,642	$11,037,946	$8,249,360	$13,230,580
Cost of sales	6,384,149	6,111,802	4,665,087	6,759,214
Gross profit	6,007,493	4,926,144	3,584,273	6,471,366

Product development expenses	1,874,858	1,961,901	1,464,381	1,602,938
Marketing and administrative expenses	3,894,173	4,216,551	3,127,500	3,842,323
Interest charges	7,706	3,243	2,107	1,145
Other (income) expense	(30,850)	(49,895)	(49,154)	(53,305)
Income (loss) before provision for income taxes	261,606	(1,205,656)	(960,561)	1,078,265
Provision for income taxes	17,200	(471,000)	(326,600)	367,000
Net income (loss) before cumulative effect of change in accounting principle	244,406	(734,656)	(633,961)	711,265
Cumulative effect of change in accounting for goodwill, net of tax	-	(1,038,542)	(1,038,542)	-
Net income (loss)	$244,406	$(1,773,198)	$(1,672,503)	$711,265

Basic income (loss) per share:
Net income (loss) before cumulative effect of change in accounting principle	$.20	$(.60)	$(.52)	$.58
Cumulative effect of change in accounting for goodwill	-	(.85)	(.85)	-
Net income (loss)	$.20	$(1.45)	$(1.37)	$.58

Diluted earnings (loss) per share:
Net income (loss) before cumulative effect of change in accounting principle	$.20	$(.60)	$(.52)	$.57
Cumulative effect of change in accounting for goodwill	-	(.85)	(.85)	-
Net income (loss)	$.20	$(1.45)	$(1.37)	$.57

Statement of cash flows’ data:
Cash provided by operating activities	$1,924,625	$243,857	$225,954	$1,262,126
Net cash provided by (used in) investing activities	(201,940)	(1,146,326)	(1,118,933)	925,860
Net cash (used in) provided by (used in) financing activities	(37,575)	(11,334)	(11,334)	-

	September 30, 2002	September 30, 2003	June 30, 2004 (Unaudited)
Assets
Current Assets
Cash and cash equivalents	$2,261,774	$1,347,971	$3,535,957
Short-term investments	-	1,018,000	-
Accounts receivables, net	2,420,614	1,697,549	2,016,072
Inventories	3,589,543	3,291,328	3,675,670
Prepayments and other	289,691	47,381	65,137
Deferred income taxes	231,000	131,400	131,400

Total Current Assets	8,792,622	7,533,629	9,424,236

Property, plant and equipment, net	1,462,068	1,265,984	1,118,077
Goodwill, net	1,574,542	-	-
Deferred income taxes	472,100	1,578,700	1,211,700
Other	2,050	1,750	1,750
Total Assets	$12,303,382	$10,380,063	$11,755,763

Liabilities and Shareholders’ Equity

Current Liabilities
Accounts payable	$385,358	$294,216	$341,113
Accrued expenses	528,452	471,339	1,107,079
Accrued income taxes	158,800	156,934	151,934

Total Current Liabilities	1,072,610	922,489	1,600,126

Long-term debt	-	-	-
Total shareholders’ equity	11,230,772	9,457,574	10,155,637

Total Liabilities and Shareholders’ Equity	$12,303,382	$10,380,063	$11,755,763

Other Financial Data.

At June 30, 2004, our ratio of earnings to fixed charges was 943 to 1 and our net book value per share was $8.33.

MANAGEMENT INFORMATION

Directors and Executive Officers.

Name -------	Position(s) with the Company ----------------------------------------------------
Robert L. Bauman	President and Chief Executive Officer, Treasurer and Director
Thomas F. Bauman	Senior Vice President, Sales and Marketing
Gregory M. Zoloty	Senior Vice President, Finance, Chief Financial Officer, Chief Accounting Officer and Assistant Secretary
T. Harold Hudson	Director
James T. Martin	Director
Michael L. Miller	Director
James Moreland	Director
Hugh S. Seaholm	Director
Janet H. Slade	Chairman of the Board and Director

Set forth below is certain information with respect to our directors and executive officers as of the date of this offer to purchase. Each of our directors and executive officers is a citizen of the United States. None of our directors or executive officers has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors) nor has any been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining such person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. The business address of each person is in care of Hickok Incorporated, 10514 Dupont Avenue, Cleveland, Ohio 44108.

Robert L. Bauman has served as President, Chief Executive Officer and Treasurer of the Company since July 1993. He has served as a director since 1980 and served as Chairman of the Company from July 1993 to May, 2001.

Thomas F. Bauman has served as Vice President, Sales and Marketing of the Company since May 1999 and was promoted to Senior Vice President, Sales and Marketing in February 2004. He joined the Company in April 1998.

Gregory M. Zoloty has served as Vice President, Finance and Chief Financial Officer of the Company since May 2001 and was promoted to Senior Vice President, Finance and Chief Financial Officer of the Company in February 2004. He has served as Vice President of Accounting and Chief Accounting Officer since 1994. He joined the Company in 1986.

T. Harold Hudson has served as a Director since 1992. He has served as President of AAPRA Associates, LLC, a consulting firm, since June 1999. For five years prior to June 1999, he was Senior Vice President of Engineering and Design of Six Flags Theme Parks, Inc.

James T. Martin has served as a director since 1999. He has been a self-employed consultant since 1997. For five years prior to 1997, he was President and Chief Executive Officer of Meaden & Moore, Ltd. (regional, Cleveland based CPA firm).

Michael L. Miller has served as a director since 1992. He is a retired partner of the Company’s legal counsel, Calfee, Halter & Griswold LLP. He became a Partner of the firm in January 1972.

James Moreland has served as a director since 2000. He retired as Senior Engineering Executive of Rockwell International, a position he held for five years prior to June 1994.

Hugh S. Seaholm has served as a director since 2002. He has been President and Chief Executive Officer of Universal Metal Products, Inc. (custom metal stamping manufacturer) since January 1987. For three years prior to January 1987, Vice President, Meaden & Moore, Ltd. (a regional, Cleveland based CPA firm).

Janet H. Slade has served as a director since 1992 and has been Chairman of our board since May 2001. She was a private investor for five years prior to 2001.

Beneficial Ownership of Directors and Executive Officers and 10% or Greater Shareholders.

The following table sets forth information regarding the beneficial ownership of our common shares by each person described above, as of August 2, 2004. Except as otherwise noted, each person indicated has sole voting and investment power with respect to the securities listed.

Title of Class	Name and Business Address of Beneficial Owner	Number of Shares Beneficially Owned (1)	Percent of Class
Common Shares, $1.00 par value, Class A and B	Thomas F. Bauman 10514 Dupont Avenue Cleveland, Ohio 44108	16,800 Class A (2)	2.2%
	Robert L. Bauman 10514 Dupont Avenue Cleveland, Ohio 44108	76,888 Class A (3) 116,006 Class B (4)	9.6% 25.5%
	Gretchen L. Hickok (5) 3445 Park East, Apt. A203 Solon, Ohio 44139	3,834 Class A 115,056 Class B	* 25.3%
	Patricia H. Aplin (5) 7404 Camale Drive Pensacola, Florida 32504	4,994 Class A 118,042 Class B	* 25.9%
	Koonce Securities, Inc. 6550 Rock Spring Drive Bethesda, Maryland 20817	181,639 Class A (6)	23.8%
	T. Harold Hudson 10514 Dupont Avenue Cleveland, Ohio 44108	10,500 Class A (7)	1.4%
	James T. Martin 10514 Dupont Avenue Cleveland, Ohio 44108	4,400 Class A (8)	*
	Michael L. Miller 10514 Dupont Avenue Cleveland, Ohio 44108	14,000 Class A (7)	1.8%
	James Moreland 10514 Dupont Avenue Cleveland, Ohio 44108	3,000 Class A (8)	*
	Hugh S. Seaholm 10514 Dupont Avenue Cleveland, Ohio 44108	333 Class A (9)	*
	Janet H. Slade (5) 5862 Briar Hill Drive Solon, Ohio 44139	10,843 Class A (7) 105,762 Class B	1.4% 23.3%
	Gregory M. Zoloty 10514 Dupont Avenue Cleveland, Ohio 44108	18,500 Class A (10)	2.4%

* Less than one percent

  Pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, a person is deemed to be a beneficial owner of a security if he or she has or shares voting or investment power in respect of such security or has the right to acquire beneficial ownership within 60 days. Accordingly, the amounts shown throughout this offer do not purport to represent beneficial ownership, except as determined in accordance with said Rule.

  Includes 16,000 Class A common shares which Mr. Bauman, as a Named Executive Officer, has the right to acquire upon the exercise of immediately exercisable options.

  Excludes 2,720 Class A common shares registered in the name of Mr. Bauman’s children, with respect to which Mr. Bauman disclaims any beneficial interest. Includes an aggregate of 34,500 Class A Common Shares which may be acquired by Mr. Bauman upon the exercise of immediately exercisable options. The ownership of 42,388 shares held by the Susan F. Bauman Trust is attributed to Mr. Bauman pursuant to the Securities and Exchange Commission rules.

  The ownership of 116,006 Class B common shares held by the Robert L. Bauman Trust is attributed to Mr. Bauman pursuant to the Securities and Exchange Commission rules.

  Daughter of the late Robert D. Hickok.

  Based on a Schedule 13G/A dated February 27, 2004 filed with the Securities and Exchange Commission.

  Includes 9,000 Class A common shares which the individual, as a director, has the right to acquire upon the exercise of immediately exercisable options.

  Includes 3,000 Class A common shares which the individual, as a director, has the right to acquire upon the exercise of immediately exercisable options.

  Includes 333 Class A common shares which the individual, as a director, has the right to acquire upon the exercise of immediately exercisable options.

  Includes 18,500 Class A common shares which Mr. Zoloty has the right to acquire upon the exercise of immediately exercisable options

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. We have also filed a Transaction Statement on Schedule 13E-3 with the SEC relating to the offer. You may read and copy this or any other report or information that we file with the SEC at the SEC’s Public Reference Room located at 450 Fifth Street, N.W., Washington D.C. 20549. You may also receive copies of these documents upon payment of a duplicating fee, by writing to the SEC’s Public Reference Section. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room in Washington D.C. and other locations. Our filings are also available to the public through the SEC’s web site at http://www.sec.gov and on the Company’s website at http://www.hickok-inc.com.

The SEC allows us to incorporate by reference into this offer to purchase information contained in our annual and quarterly reports. This means that we can disclose this information to you by referring you to other documents that we have previously filed separately with the SEC. The information incorporated by reference is considered to be a part of this offer to purchase, except for any information that is modified or superseded by information contained in this offer to purchase or any other subsequently filed document.

The financial information incorporated by reference is an important part of this offer to purchase and we urge all eligible shareholders to read this financial information in its entirety before tendering their shares.

The following financial information has been filed by us with the SEC and is incorporated by reference into this offer to purchase:

1. Annual Report on Form 10-K for the fiscal year ended September 30, 2003; and

2. Quarterly Report on Form 10-QSB for the six months ended March 31, 2004.

We incorporate by reference any additional documents that we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this offer and prior to the expiration of the offer, or any extension thereof.

No person is authorized to give any information or represent anything not contained in this offer to purchase. We are only making the offer in places where offers to purchase our Class A common shares are permitted. The information contained in this offer to purchase, as well as any report or information we file with the SEC, is only current as of the date of that information. Our business, financial condition, results of operations and prospects may have changed since that date.

The documents containing information incorporated by reference into this offer to purchase are available from us, without exhibits unless exhibits are also incorporated by reference, without charge upon request to Hickok at 1-800-342-5080, Extension 454, or ask for the Shareholder Offer Desk or by e-mail at Shareholder.Offer@Hickok-inc.com. Any documents so requested will be mailed to you by first class mail, or another equally prompt means, within one business day after your request is received.

The Depositary for the Offer is:

By Mail:	By Facsimile Transmission:	By Hand or Overnight Courier:
Computershare Trust Company of New York Wall Street Station P.O. Box 1010 New York, NY 10268-1010	For Eligible Institutions Only: (212) 701-7636 For Confirmation Only Telephone: (212) 701-7600	Computershare Trust Company of New York Wall Street Plaza 88 Pine Street, 19th Floor New York, NY 10005

Additional copies of this offer to purchase, the letter of transmittal or other offer materials may be obtained from Hickok at 1-800-342-5080, Extension 454, or ask for the Shareholder Offer Desk or by e-mail at Shareholder.Offer@Hickok-inc.com.

Questions and requests for assistance with the tender procedures also should be directed to Hickok at 1-800-342-5080, Extension 454, or ask for the Shareholder Offer Desk or by e-mail at Shareholder.Offer@Hickok-inc.com.

APPENDIX A

LETTER OF TRANSMITTAL

To Tender Class A Common Shares
Pursuant to the Offer to Purchase for Cash
Dated August 11, 2004

by

HICKOK INCORPORATED
(formerly THE HICKOK ELECTRICAL INSTRUMENT COMPANY)
of

ALL CLASS A COMMON SHARES, $1.00 PAR VALUE,
HELD BY HOLDERS OF 99 OR FEWER SHARES

at $10.00 per Share

THE TENDER OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON THURSDAY, SEPTEMBER 30, 2004, UNLESS THE TENDER OFFER IS EXTENDED.

The Depositary for the tender offer is:

Computershare

__________

By Mail:	By Hand or Overnight Delivery:
Computershare Trust Company of New York Wall Street Station P.O. Box 1010 New York, NY 10268-1010	Computershare Trust Company of New York Wall Street Plaza, 19th Floor 88 Pine Street New York, NY 10005

By Facsimile:

(For Eligible Institutions Only)

(212) 701-7636

For Confirmation Telephone:

(212) 701-7600

DELIVERY OF THIS LETTER OF TRANSMITTAL AND ALL OTHER DOCUMENTS TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE, OR TRANSMISSIONS OF INSTRUCTIONS VIA A FACSIMILE COPY NUMBER OTHER THAN AS SET FORTH ABOVE, WILL NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY. DELIVERIES TO THE BOOK-ENTRY TRANSFER FACILITY WILL NOT CONSTITUTE VALID DELIVERY TO THE DEPOSITARY.

THE OFFER TO PURCHASE AND THIS ENTIRE LETTER OF TRANSMITTAL, INCLUDING THE ACCOMPANYING INSTRUCTIONS, SHOULD BE READ CAREFULLY BEFORE THIS LETTER OF TRANSMITTAL IS COMPLETED.

This Letter of Transmittal is to be used only if (1) certificates for shares are to be forwarded with it, or (2) a tender of shares is to be made by book-entry transfer to the account maintained by the Depositary at The Depository Trust Company, referred to as the "book-entry transfer facility," pursuant to the Offer to Purchase. If you want to retain your shares, you do not need to take any action.

IN ANY EVENT, YOUR BANK OR BROKER CAN ASSIST YOU IN COMPLETING THIS FORM. THE INSTRUCTIONS INCLUDED WITH THIS LETTER OF TRANSMITTAL MUST BE FOLLOWED. QUESTIONS AND REQUESTS FOR ASSISTANCE OR FOR ADDITIONAL COPIES OF THE OFFER TO PURCHASE OR THIS LETTER OF TRANSMITTAL MAY BE DIRECTED TO HICKOK INCORPORATED AT THE ADDRESS OR TOLL-FREE NUMBER INDICATED ON THE BACK COVER OF THIS LETTER OF TRANSMITTAL.

LISTED BELOW ARE THE CERTIFICATE NUMBERS AND NUMBER OF SHARES TO WHICH THIS LETTER OF TRANSMITTAL RELATES. IF THE SPACE PROVIDED BELOW IS INADEQUATE, LIST THE CERTIFICATE NUMBERS TENDERED ON A SEPARATELY EXECUTED AND SIGNED SCHEDULE AND AFFIX THE SCHEDULE TO THIS LETTER OF TRANSMITTAL. THE NAMES AND ADDRESSES OF THE HOLDERS SHOULD BE PRINTED, IF NOT ALREADY PRINTED BELOW, EXACTLY AS THEY APPEAR ON THE CERTIFICATES REPRESENTING THE SHARES TENDERED HEREBY. THE SHARES THAT THE UNDERSIGNED WISHES TO TENDER SHOULD BE INDICATED IN THE APPROPRIATE BOXES.

DESCRIPTION OF SHARES TENDERED (See Instructions 3 and 4)
Name(s) and Address(es) of Registered Holder(s) (Please fill in, if blank, exactly as name(s) appear(s) on share certificate(s) tendered)	Shares Tendered (Attach additional signed list if necessary)
	Share Certificate Numbers*	Total Number of Shares Represented by Share Certificate(s)*	Number of Shares Tendered
	FOR	INFORMATION	ONLY

Total Shares Tendered:
* Does not need to be completed by shareholders delivering shares by book-entry transfer.
[ ] Check here if any certificates representing shares tendered hereby have been lost, stolen, destroyed or mutilated. If so, you must complete an affidavit of loss and return it with your Letter of Transmittal. Please call Hickok Incorporated and ask for the Shareholder Offer Desk at (800) 342-5080, to obtain an affidavit of loss and for further instructions.

BOOK-ENTRY TRANSFER
(See Instruction 2)

[ ] CHECK HERE IF SHARES ARE BEING TENDERED BY BOOK-ENTRY TRANSFER TO AN ACCOUNT MAINTAINED BY THE DEPOSITARY WITH THE BOOK-ENTRY TRANSFER FACILITY AND COMPLETE THE FOLLOWING (ONLY PARTICIPANTS IN THE BOOK-ENTRY TRANSFER FACILITY MAY DELIVER SHARES BY BOOK-ENTRY TRANSFER):

Name(s) of Tendering Institution(s): _________________________________________________

Account Number: ________________________________________________________________

Transaction Code Number: ________________________________________________________

NOTE: SIGNATURES MUST BE PROVIDED BELOW
PLEASE READ THE ACCOMPANYING INSTRUCTIONS CAREFULLY

Ladies and Gentlemen:

The undersigned hereby tenders to Hickok Incorporated, an Ohio corporation, the above-described shares of Hickok Incorporated Class A common shares, par value $1.00 per share, upon the terms and subject to the conditions set forth in Hickok's Offer to Purchase, dated August 11, 2004, receipt of which is hereby acknowledged, and in this Letter of Transmittal which, as amended and supplemented from time to time, together constitute the tender offer.

Subject to and effective on acceptance for payment of the shares tendered hereby in accordance with the terms of and subject to the conditions of the tender offer (including, if the tender offer is extended or amended, the terms and conditions of any such extension or amendment), the undersigned hereby sells, assigns and transfers to, or upon the order of, Hickok Incorporated all right, title and interest in and to all shares tendered hereby and orders the registration of all such shares if tendered by book-entry transfer that are purchased pursuant to the tender offer to or upon the order of Hickok Incorporated and hereby irrevocably constitutes and appoints the Depositary as the true and lawful agent and attorney-in-fact of the undersigned with respect to such shares (with the full knowledge that the Depositary also acts as the agent of Hickok Incorporated), with full power of substitution (such power of attorney being deemed to be an irrevocable power coupled with an interest), to:

(a) deliver certificates representing such shares, or transfer ownership of such shares on the account books maintained by the book-entry transfer facility, together, in either such case, with all accompanying evidences of transfer and authenticity, to or upon the order of Hickok Incorporated, upon receipt by the Depositary, as the undersigned's agent, of the purchase price with respect to such shares;

(b) present certificates for such shares for cancellation and transfer on Hickok Incorporated's books; and

(c) receive all benefits and otherwise exercise all rights of beneficial ownership of such shares, subject to the next paragraph, all in accordance with the terms and subject to the conditions of the tender offer.

The undersigned hereby covenants, represents and warrants to Hickok Incorporated that:

(a) the undersigned understands that tendering shares under any one of the procedures described in the Offer to Purchase and in the instructions hereto will constitute the undersigned's acceptance of the terms and conditions of the tender offer, including the undersigned's representation and warranty that (i) the undersigned has a net long position in shares or equivalent securities at least equal to the shares tendered within the meaning of Rule 14e-4 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and (ii) such tender of shares complies with Rule 14e-4 under the Exchange Act;

(b) when and to the extent Hickok Incorporated accepts the shares for purchase, Hickok Incorporated will acquire good, marketable and unencumbered title to them, free and clear of all security interests, liens, charges, encumbrances, conditional sales agreements or other obligations relating to their sale or transfer, and not subject to any adverse claim; and

(c) on request, the undersigned will execute and deliver any additional documents the Depositary or Hickok Incorporated deems necessary or desirable to complete the assignment, transfer and purchase of the shares tendered hereby.

The name(s) and address(es) of the registered holder(s) should be printed, if they are not already printed above, exactly as they appear on the certificates representing shares tendered hereby. The certificate numbers, the number of shares represented by such certificates, and the number of shares that the undersigned wishes to tender, are set forth in the box above.

The undersigned understands that Hickok Incorporated will, upon the terms and subject to the conditions of the tender offer, accept for payment and will pay for shares properly tendered prior to the expiration date under the tender offer. The undersigned understands that all shares properly tendered will be purchased at the purchase price, net to the seller in cash, without interest, upon the terms and subject to the conditions of the tender offer promptly following the expiration date.

The undersigned recognizes that under certain circumstances set forth in the Offer to Purchase, Hickok Incorporated may amend the tender offer or may postpone the acceptance for payment of, or the payment for, shares tendered. The undersigned recognizes that Hickok Incorporated has no obligation, under the "Special Payment Instructions," to transfer any certificate for shares from the name of its registered holder, or to order the registration or transfer of shares tendered by book-entry transfer, if the tendered shares do not represent the entire holdings of the shareholder.

The undersigned understands that acceptance of shares by Hickok Incorporated for payment will constitute a binding agreement between the undersigned and Hickok Incorporated upon the terms and subject to the conditions of the tender offer. The undersigned acknowledges that no interest will be paid on the purchase price for tendered shares regardless of any extension of the tender offer or any delay in making such payment.

The check for the aggregate net purchase price for the tendered shares that are purchased by Hickok Incorporated will be issued to the order of the undersigned and mailed to the address indicated above unless otherwise indicated under either of the "Special Payment Instructions" or the "Special Delivery Instructions" boxes below.

All authority conferred or agreed to be conferred in this Letter of Transmittal shall survive the death or incapacity of the undersigned, and any obligations or duties of the undersigned under this Letter of Transmittal shall be binding upon the heirs, personal representatives, executors, administrators, successors, assigns, trustees in bankruptcy and legal representatives of the undersigned. Except as stated in the Offer to Purchase, this tender is irrevocable.

SPECIAL PAYMENT INSTRUCTIONS
(See Instructions 1, 4, 5 and 6)

To be completed ONLY if any check for the purchase price is to be issued in the name of someone other than the undersigned, or if shares tendered hereby and delivered by book-entry transfer are not accepted for payment are to be returned by credit to an account maintained at the Book-Entry Transfer Facility other than that designated above.

Name: _______________________________________________________________________________

Please Type or Print

Address: _______________________________________________________________________________

_______________________________________________________________________________

(Include Zip Code)

_______________________________________________________________________________

(Tax Identification or Social Security No.)
(See Substitute Form W-9 Included Herewith)

[ ]  Credit shares delivered by book-entry transfer and not purchased to the account set forth below:

Account Number: ______________________.

SPECIAL DELIVERY INSTRUCTIONS
(See Instructions 1, 4, and 6)

To be completed ONLY if the check for the purchase price is to be sent to someone other than the undersigned, or to the undersigned at an address other than that shown above.

Name: _______________________________________________________________________________

Please Type or Print

Address:_______________________________________________________________________________

_______________________________________________________________________________

(Include Zip Code)

_______________________________________________________________________________

IMPORTANT
SHAREHOLDER(S) SIGN HERE
(See Instructions 1 and 4)
(PLEASE ALSO COMPLETE AND RETURN SUBSTITUTE FORM W-9 CONTAINED HEREIN)

X

X

Signature(s) of Holder(s)

Dated: ________, 2004

(Must be signed by the registered holder(s) exactly as such holder(s) name(s) appear(s) on certificate(s) or on a security position listing or by person(s) authorized to become registered holder(s) thereof by certificates and documents transmitted with this Letter of Transmittal. If signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, please provide the following information and see Instruction 4.)

Name(s):

(Please Print)

Capacity (Full Title):

Address:

(Include Zip Code)

(Daytime Area Code and Telephone No.)

(Tax Identification or Social Security Number)
(See Substitute Form W-9 Included Herewith)

GUARANTEE OF SIGNATURE(S)
(If Required – See Instructions 1 and 4)

Authorized Signature

Name(s):

Title:

Name of Firm:

Name of Firm

Address:

(Include Zip Code)

(Daytime Area Code and Telephone No.)

Dated: ________, 2004

INSTRUCTIONS TO LETTER OF TRANSMITTAL
FORMING PART OF THE TERMS OF THE TENDER OFFER

1. Guarantee of Signatures. No signature guarantee is required if either:

(a) this Letter of Transmittal is signed by the registered holder of the shares exactly as the name of the registered holder appears on the certificate, which term, for purposes of this document, shall include any participant in a book-entry transfer facility whose name appears on a security position listing as the owner of shares, tendered with this Letter of Transmittal, and payment and delivery are to be made directly to such registered holder unless such registered holder has completed either the box entitled "Special Payment Instructions" or "Special Delivery Instructions" above; or

(b) such shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program, the Stock Exchange Medallion Program, the New York Stock Exchange, Inc. Medallion Signature Program or a bank, broker, dealer, credit union, savings association or other entity which is an "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act, each such entity, referred to as an "Eligible Institution."

In all other cases, signatures on this Letter of Transmittal must be guaranteed by an Eligible Institution. Shareholders may also need to have any certificates they deliver endorsed or accompanied by a stock power, and the signature on these documents may also need to be guaranteed. See Instruction 4.

2. Delivery of Letter of Transmittal and Certificates; This Letter of Transmittal is to be used only if certificates are delivered with it to the Depositary, or if tenders are to be made concurrently pursuant to the procedure for tender by book-entry transfer. Certificates for all physically tendered shares, or confirmation of a book-entry transfer into the Depositary's account at the book-entry transfer facility of shares tendered electronically, together in each case with a properly completed and duly executed Letter of Transmittal or manually signed facsimile of it, or an Agent's Message (defined below), and any other documents required by this Letter of Transmittal, should be mailed or delivered to the Depositary at the appropriate address set forth herein and must be received by the Depositary before the expiration date. DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH SUCH BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

The term "Agent's Message" means a message transmitted by the book-entry transfer facility to, and received by, the Depositary, which states that the book-entry transfer facility has received an express acknowledgment from the participant in such book-entry transfer facility tendering the shares, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal, and that Hickok Incorporated may enforce such agreement against such participant.

THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING CERTIFICATES FOR SHARES, IS AT THE OPTION AND RISK OF THE TENDERING SHAREHOLDER. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY.

Hickok Incorporated will not accept any alternative or contingent tenders. All tendering shareholders, by execution of this Letter of Transmittal, or a facsimile of it, waive any right to receive any notice of the acceptance of their tender.

3. Inadequate Space. If the space provided in the box captioned "Description of Shares Tendered" is inadequate, the certificate number and/or, the number of shares should be listed on a separate signed schedule and attached to this Letter of Transmittal.

4. Signatures on Letter of Transmittal, Stock Powers and Endorsements.

(a) If this Letter of Transmittal is signed by the registered holder(s) of the shares tendered hereby, the signature(s) must correspond exactly with the name(s) as written on the face of the certificate(s) without any change whatsoever.

(b) If the shares tendered hereby are registered in the names of two or more joint holders, each such holder must sign this Letter of Transmittal.

(c) If any tendered shares are registered in different names on several certificates, it will be necessary to complete, sign and submit as many separate Letters of Transmittal, or photocopies of it, as there are different registrations of certificates.

(d) When this Letter of Transmittal is signed by the registered holder(s) of the shares tendered hereby, no endorsements of certificate(s) representing such shares or separate stock powers are required unless payment is to be made or the certificates for shares not tendered or not purchased are to be issued to a person other than the registered holder(s). Signature(s) on such certificate(s) must be guaranteed by an Eligible Institution. If this Letter of Transmittal is signed by a person other than the registered holder(s) of the certificate(s) listed, or if payment is to be made or certificates for shares not tendered or not purchased are to be issued to a person other than the registered holder(s) thereof, the certificate(s) must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear(s) on the certificate(s), and the signature(s) on such certificates or stock power(s) must be guaranteed by an Eligible Institution. See Instruction 1.

(e) If this Letter of Transmittal or any certificate(s) or stock power(s) are signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or any other person acting in a fiduciary or representative capacity, such person should so indicate when signing and must submit proper evidence to the Depositary that is satisfactory to Hickok Incorporated of their authority so to act.

5. Stock Transfer Taxes. Except as provided in this Instruction 5, no stock transfer tax stamps or funds to cover such stamps need to accompany this Letter of Transmittal. Hickok Incorporated will pay or cause to be paid any stock transfer taxes payable on the transfer to it of shares purchased under the tender offer. If, however, either:

(a) payment of the purchase price is to be made to any person other than the registered holder(s); or

(b) certificates representing tendered shares are registered in the name(s) of any person(s) other than the person(s) signing this Letter of Transmittal then the Depositary will deduct from the purchase price the amount of any stock transfer taxes (whether imposed on the registered holder(s), such other person(s) or otherwise) payable on account of the transfer to such person, unless satisfactory evidence of the payment of such taxes or an exemption from them is submitted.

 6. Special Payment and Delivery Instructions. If certificate(s) for shares not tendered or not purchased and/or check(s) are to be issued in the name of a person other than the signer of this Letter of Transmittal or if such certificates and/or check(s) are to be sent to someone other than the person signing this Letter of Transmittal or to the signer at a different address, the box captioned "Special Payment Instructions" and/or the box captioned "Special Delivery Instructions" on this Letter of Transmittal should be completed as applicable and signatures must be guaranteed as described in Instructions 1 and 4.

7. Irregularities. All questions as to the number of shares to be accepted and the validity, form, eligibility, including time of receipt, and acceptance for payment of any tender of shares will be determined by Hickok Incorporated in its sole discretion, which determinations shall be final and binding on all parties. Hickok Incorporated reserves the absolute right to reject any or all tenders of shares it determines not be in proper form or the acceptance of which or payment for which may, in the opinion of Hickok Incorporated, be unlawful. Hickok Incorporated also reserves the absolute right to waive any of the conditions of the tender offer and any defect or irregularity in the tender of any particular shares or any particular shareholder, and Hickok Incorporated's interpretation of the terms of the tender offer, including these instructions, will be final and binding on all parties. No tender of shares will be deemed to be properly made until all defects and irregularities have been cured or waived. Unless waived, any defects or irregularities in connection with tenders must be cured within such time as Hickok Incorporated shall determine. None of Hickok Incorporated, the Depositary, or any other person is or will be obligated to give notice of any defects or irregularities in tenders and none of them will incur any liability for failure to give any such notice.

8. Questions and Requests for Assistance and Additional Copies. Any questions or requests for assistance or for additional copies of the Offer to Purchase, this Letter of Transmittal and other related materials may be directed to Hickok Incorporated at the telephone number and address set forth on the back cover of this Letter of Transmittal. You may also contact the Depositary, your broker, dealer, commercial bank or trust company for assistance concerning the tender offer.

9. Tax Identification Number and Backup Withholding. Under the U.S. federal income tax backup withholding rules, unless an exemption applies under the applicable law and regulations, 28% of the gross proceeds payable to a shareholder or other payee pursuant to the tender offer must be withheld and remitted to the U.S. Internal Revenue Service ("IRS") unless the shareholder or other payee provides its taxpayer identification number ("TIN") (employer identification number or social security number) to the Depositary (as payer) and certifies under penalty of perjury that such number is correct. Therefore, each tendering shareholder should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding, unless such shareholder otherwise establishes to the satisfaction of the Depositary that it is not subject to backup withholding. If the Depositary is not provided with the correct TIN, the tendering shareholder also may be subject to penalties imposed by the IRS. The box in Part 3 of the form should be checked if the tendering shareholder has not been issued a TIN and has applied for a TIN or intends to apply for a TIN in the near future. If the box in Part 3 is checked and the Depositary is not provided with a TIN prior to payment, the Depositary will withhold 28% on all such payments. If the tendering shareholder provides the Depositary with a certified TIN within 60 days, the amount withheld shall be refunded by the Depositary. If withholding results in an overpayment of taxes, a refund may be obtained. Certain "exempt recipients" (including, among others, all corporations and certain Non-United States Holders (as defined below)) are not subject to these backup withholding requirements. In order for a Non-United States Holder to qualify as an exempt recipient, that shareholder must submit an IRS Form W-8BEN (or other applicable IRS Form), signed under penalties of perjury, attesting to that shareholder's exempt status. Such statement can be obtained from the Depositary.

10. Withholding on Non-United States Holder. Even if a Non-United States Holder (as defined below) has provided the required certification to avoid backup withholding, the Depositary will withhold United States federal income taxes equal to 30% of the gross payments payable to a Non-United States Holder or such holder's agent unless the Depositary determines that a reduced rate of withholding is available pursuant to a tax treaty or that an exemption from withholding is applicable because such gross proceeds are effectively connected with the Non-United States Holder's conduct of a trade or business within the United States. For this purpose, a "Non-United States Holder" is any shareholder that for United States federal income tax purposes is not (i) a citizen or resident of the United States, (ii) a corporation or partnership created or organized in or under the laws of the United States or any State or division thereof (including the District of Columbia), (iii) an estate the income of which is subject to United States federal income taxation regardless of the source of such income, or (iv) a trust (a) if a court within the United States is able to exercise primary supervision over the administration of the trust and (b) one or more U.S. persons have the authority to control all of the substantial decisions of the trust, or certain trusts considered U.S. persons for federal income tax purposes. In order to obtain a reduced rate of withholding pursuant to a tax treaty, a Non-United States Holder must deliver to the Depositary before the payment a properly completed and executed IRS Form W-8BEN (or other applicable IRS Form). In order to obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the tender offer are effectively connected with the conduct of a trade or business within the United States, a Non-United States Holder must deliver to the Depositary a properly completed and executed IRS Form W-8ECI. The Depositary will determine a shareholder's status as a Non-United States Holder and eligibility for a reduced rate of, or an exemption from, withholding by reference to outstanding certificates or statements concerning eligibility for a reduced rate of, or exemption from, withholding (e.g., IRS Form W-8BEN or IRS Form W-8ECI) unless facts and circumstances indicate that such reliance is not warranted. A Non-United States Holder may be eligible to obtain a refund of all or a portion of any tax withheld if such Non-United States Holder meets those tests that would characterize the exchange as a sale (as opposed to a dividend) or is otherwise able to establish that no tax or a reduced amount of tax is due.

NON-UNITED STATES HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF UNITED STATES FEDERAL INCOME TAX WITHHOLDING, INCLUDING ELIGIBILITY FOR A WITHHOLDING TAX REDUCTION OR EXEMPTION, AND THE REFUND PROCEDURE.

11. Lost, Stolen, Destroyed or Mutilated Certificates. If you are unable to locate the Certificate(s) representing your shares, contact Hickok at 1-800-342-5080. Ask for the Shareholder Offer Desk. Hickok will instruct you on the procedures to follow. This should occur promptly so that you can timely deliver your Letter of Transmittal and the required Affidavit of Loss to the Depositary.

IMPORTANT: THIS LETTER OF TRANSMITTAL OR A MANUALLY SIGNED PHOTOCOPY OF IT (TOGETHER WITH CERTIFICATE(S) FOR SHARES OR CONFIRMATION OF BOOK-ENTRY TRANSFER AND ALL OTHER REQUIRED DOCUMENTS) MUST BE RECEIVED BY THE DEPOSITARY BEFORE 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE.

IMPORTANT TAX INFORMATION

Under the Federal income tax law, a shareholder whose tendered Shares are accepted for payment is required by law to provide the Depositary (as payer) with such shareholder's correct TIN on Substitute Form W-9 below. If such shareholder is an individual, the TIN is such shareholder's social security number. If the Depositary is not provided with the correct TIN, the shareholder may be subject to a $50 penalty imposed by the Internal Revenue Service and payments that are made to such shareholder with respect to Shares purchased pursuant to the tender offer may be subject to backup withholding of 28%.

Certain shareholders including, among others, certain corporations and certain foreign individuals, are not subject to these backup withholding and reporting requirements. In order for a Non-United States Holder to qualify as an exempt recipient, such shareholder must submit an appropriate Form W-8, signed under penalties of perjury, attesting to such shareholder's exempt status. The appropriate Form W-8 can be obtained from the Depositary. Exempt shareholders should furnish their TIN, write "Exempt" on the face of the Substitute Form W-9, and sign, date and return the Substitute Form W-9 to the information agent. See the enclosed Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 for additional instructions. A shareholder should consult his or her tax advisor as to such shareholder's qualification for an exemption from backup withholding and the procedure for obtaining such exemption.

If backup withholding applies, the Depositary is required to withhold 28% of any payments made to the shareholder. Backup withholding is not an additional tax. Rather, the Federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained from the Internal Revenue Service.

Purpose of Substitute Form W-9

To prevent backup withholding on payments that are made to a shareholder with respect to Shares purchased pursuant to the tender offer, the shareholder is required to notify the Depositary of such shareholder's correct TIN by completing the form below certifying that (a) the TIN provided on Substitute Form W-9 is correct (or that such shareholder is awaiting a TIN) and (b) that (i) such shareholder has not been notified by the Internal Revenue Service that such shareholder is subject to backup withholding as a result of a failure to report all interest or dividends or (ii) the Internal Revenue Service has notified such shareholder that such shareholder is no longer subject to backup withholding.

What Number to Give the Depositary

The shareholder is required to give the Depositary the social security number or employer identification number of the record holder of the Shares tendered hereby. If the Shares are in more than one name or are not in the name of the actual owner, consult the enclosed Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 for additional guidance on which number to report. If the tendering shareholder has not been issued a TIN and has applied for a number or intends to apply for a number in the near future, the shareholder should write "Applied For" in the space provided for the TIN in Part I, and sign and date the Substitute Form W-9 and the Certificate of Awaiting Taxpayer Identification Number. If "Applied For" is written in Part I and the Depositary is not provided with a TIN within 60 days, the Depositary will withhold 28% of all payments of the Purchase price to such shareholder.

ALL TENDERING HOLDERS MUST COMPLETE THE FOLLOWING:
PAYOR’S NAME: COMPUTERSHARE TRUST COMPANY OF NEW YORK
SUBSTITUTE Form W-9 Department of the Treasury Internal Revenue Service Payer’s Request for Taxpayer Identification Number ("TIN")

PART I – Taxpayer Identification Number –
For all accounts, enter your taxpayer
 identification number on the appropriate
 line to the right. (For most individuals, this
 is your social security number. If you do
 not have a number, see Obtaining a
 Number in the enclosed Guidelines and
 complete as instructed.) Certify by signing
 and dating below. Note: If the account is
 in more than one name, see the chart in the
 enclosed Guidelines to determine which
 number to give the payor.

___________________________ Social Security Number Or ___________________________ Employer Identification Number (If awaiting TIN write "Applied For")
PART II – For Payees exempt from backup withholding, see the enclosed Guidelines and complete as instructed therein.

PART III – CERTIFICATION – Under penalties of perjury, I certify that:

  The number shown on this form is my correct Taxpayer Identification Number (or I am waiting for a number to be issued to me); and
  I am not subject to backup withholding either because I have not been notified by the Internal Revenue Service (the "IRS") that I am subject to backup withholding as a result of a failure to report all interest or dividends, or the IRS has notified me that I am no longer subject to backup withholding.

CERTIFICATION INSTRUCTIONS – You must cross out item (2) above if you have been notified by the IRS that you are currently subject to backup withholding because of under reporting interest or dividends on your tax return. However, if after being notified by the IRS that you were subject to backup withholding you received another notification from the IRS that you are no longer subject to backup withholding, do not cross out such item (2). (Also see instructions in the enclosed Guidelines.)

Signature____________________________________________ Date__________________________

NOTE: FAILURE TO COMPLETE AND RETURN THIS FORM MAY RESULT IN BACKUP WITHHOLDING OF 28% OF ANY PAYMENTS MADE TO YOU PURSUANT TO THIS OFFER. PLEASE REVIEW THE ENCLOSED GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION NUMBER ON SUBSTITUTE FORM W-9 FOR ADDITIONAL DETAILS.

YOU MUST COMPLETE THE FOLLOWING CERTIFICATION IF YOU ARE AWAITING (OR WILL SOON APPLY FOR) A TAXPAYER IDENTIFICATION NUMBER.

CERTIFICATION OF AWAITING TAXPAYER IDENTIFICATION NUMBER

I certify under penalties of perjury that a taxpayer identification number has not been issued to me and either (a) I have mailed or delivered an application to receive a taxpayer identification number to the appropriate Internal Revenue Service Center or Social Security Administration Office or (b) I intend to mail or deliver an application in the near future. I understand that, notwithstanding the information I provided in Part I of the Substitute Form W-9 (and the fact that I have completed this Certificate of Awaiting Taxpayer Identification Number), if I do not provide a correct taxpayer identification number to the Depositary within sixty (60) days, 28% of all reportable payments made to me thereafter may be withheld.

Signature____________________________________________                                 Date__________________________

GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION

NUMBER ON SUBSTITUTE FORM W-9

Guidelines for Determining the Proper Identification Number to Give the Payer. –  Social Security numbers have nine digits separated by two hyphens: i.e. 000-00-0000. Employer identification numbers have nine digits separated by only one hyphen: i.e. 00-0000000. The table below will help determine the number to give the payer.

For this type of account:	Give the SOCIAL SECURITY number of –	For this type of account:	Give the EMPLOYER IDENTIFICATION number of –
1. An individual’s account.	The individual	9. A valid trust, estate, or pension trust	The legal entity (Do not furnish the identifying number of the personal representative or trustee unless the legal entity itself is not designated in the account title.)(5)
2. Two or more individuals (joint account)	The actual owner of the account or, if combined funds, any one of the individuals(1)	10. Corporate account	The corporation
3. Husband and wife (joint account)	The actual owner of the account or, if joint funds, either person(1)	11. Religious, charitable, or educational organization account	The organization
4. Custodian account of a minor (Uniform Gift to Minors Act)	The minor (2)	12. Partnership account held in the name of the business	The partnership
5. Adult and minor (joint account)	The adult or, if the minor is the only contributor, the minor(1)	13. Association, club, or other tax-exempt organization	The organization
6. Account in the name of guardian or committee for a designated ward, minor, or incompetent person	The ward, minor, or incompetent person(3)	14. A broker or registered nominee	The broker or nominee
7. a The usual revocable savings trust account (grantor is also trustee) b So-called trust account that is not a legal or valid trust under State law	The grantor-trustee(1) The actual owner(1)	15. Account with the Department of Agriculture in the name of a public entity (such as a State or local government, school, district, or prison) that receives agricultural program payments	The public entity
8. Sole proprietorship account	The owner (4)

(1) List first and circle the name of the person whose number you furnish.
(2) Circle the minor’s name and furnish the minor’s social security number.
(3) Circle the ward’s, minor’s or incompetent person’s name and furnish such person’s social security number.
(4) Show the name of the owner.
(5) List first and circled the name of the legal trust, estate, or pension trust.

Note: If no name is circled when there is more than one name, the number will be considered to be that of the first name listed.

GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION
NUMBER OF SUBSTITUTE FORM W-9

Obtaining A Number
If you don’t have a taxpayer identification number or you don’t know your number, obtain Form SS-5, Application for a Social Security Number Card, or Form SS-4, Application for Employer Identification Number, at the local office of the Social Security Administration or the Internal Revenue Service and apply for a number.

Payees Exempt from Backup Withholding
Payees specifically exempted from backup withholding on ALL payments include the following:

  A corporation.
  A financial institution.
  An organization exempt from tax under section 501(a), or an individual retirement plan, or a custodial account under section 403(6)(7).
  The United States or any agency or instrumentality thereof.
  A State, the District of Columbia, a possession of the United States, or any subdivision or instrumentality thereof.
  A foreign government, a political subdivision of a foreign government, or any agency or instrumentality thereof.
  An international organization or any agency, or instrumentality thereof.
  A registered dealer in securities or commodities registered in the U.S. or a possession of the U.S.
  A real estate investment trust.
  A common trust fund operated by a bank under section 584(a)
  An exempt charitable remainder trust under section 664, or a non-exempt trust described in section 4947.
  An entity registered at all times under the Investment Company Act of 1940.
  A foreign central bank of issue.
  A middleman known in the investment community as a nominee or listed in the most recent publication of the American Society of Corporate Secretaries, Inc. Nominee List.

Payments of dividends and patronage dividends not generally subject to backup withholding include the following:

  Payments to nonresident aliens subject to withholding under section 1441.
  Payments to partnerships not engaged in a trade or business in the U.S. and which have at least one nonresident partner.
  Payments of patronage dividends where the amount received is not paid in money.
  Payments made by certain foreign organizations.

Payments of interest not generally subject to backup withholding include the following:

  Payments of interest on obligations issued by individuals.

Note: You may be subject to backup withholding if this interest is $600 or more and is paid in the course of the payer’s trade or business and you have not provided your correct taxpayer identification number to the payer.

  Payments of tax-exempt interest (including exempt-in-interest dividends under section 852).
  Payments described in section 6049(b)(5) to non-resident aliens.
  Payments on tax-free covenant bonds under section 1451.
  Payments made by certain foreign organizations.
  Mortgage interest paid to the payer.

Exempt payees described above should file Form W-9 to avoid possible erroneous backup withholding. FILE THIS FORM WITH THE PAYER, FURNISH YOUR TAXPAYER IDENTIFICATION NUMBER, WRITE "EXEMPT" ON THE FACE OF THE FORM, AND RETURN IT TO THE PAYER. IF THE PAYMENTS ARE INTEREST, DIVIDENDS, OR PATRONAGE DIVIDENDS, ALSO SIGN AND DATE THE FORM.

Certain payments other than interest, dividends, and patronage dividends, that are not subject to information reporting are also not subject to backup withholding. For details see section 6041, 6041A, 6042, 6044, 6045, 6049, 6050A, and 6050N and their regulations.

Privacy Act Notice. — Section 6109 requires most recipients of dividend, interest, or other payments to give taxpayer identification numbers to payers who must report the payments to IRS. IRS uses the numbers for identification purposes and to help verify the accuracy of your return. Payers must be given the numbers whether or not recipients are required to file tax returns. Payers must generally withhold 28% of taxable interest, dividend, and certain other payments to a payee who does not furnish a taxpayer identification number to a payer. Certain penalties may also apply.

Penalties
(1) Penalty for Failure to Furnish Taxpayer Identification Number. — If you fail to furnish your taxpayer identification number to a payer, you are subject to a penalty of $50 for each such failure unless your failure is due to reasonable cause and not to willful neglect.

(2) Civil Penalty for False Information With Respect to Withholding.  —  If you make a false statement with no reasonable basis which results in no imposition of backup withholding, you are subject to a penalty of $500.

(3) Criminal Penalty for Falsifying Information. — Falsifying certifications or affirmations may subject you to criminal penalties including fines and/or imprisonment.

FOR ADDITIONAL INFORMATION CONTACT YOUR TAX CONSULTANT OR THE INTERNAL REVENUE SERVICE.

Questions and requests for assistance may be directed to Hickok Incorporated at its address and telephone numbers set forth below. Additional copies of the Offer to Purchase, this Letter of Transmittal or other related tender offer materials may be obtained from Hickok. Shareholders may also contact their broker, dealer, commercial bank or trust company or other nominee for assistance concerning the tender offer.

The Information Agent for the Tender Offer is:

Hickok Incorporated
10514 Dupont Ave.
Cleveland, OH 44108

Call: (216) 541-8060
Toll Free: (800) 342-5080
Ask for the Shareholder Offer Desk